ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered on September 30, 2008 (the “Effective Date”) between (i) AudioStocks, Inc., a Delaware corporation (the “Seller”), and (ii) DAO Information Systems, LLC, a Delaware limited liability company (the “Parent”) and its wholly owned subsidiary, DAO Information Systems, Inc., a Delaware corporation (the “Subsidiary” and collectively with the Parent, the “Buyer”); and (iii) Luis J. Leung, an individual. The Seller and the Buyer may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell certain of Seller's assets and properties, including all rights and interests associated therewith to Buyer; and

WHEREAS, Buyer desires to purchase from Seller, upon the terms and conditions set forth herein, such assets, properties, rights and interests and, in connection therewith, Buyer will assume certain liabilities of Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

(a) "Assets" shall include the following assets, properties, rights and interests of Seller:

(i)           the existing licensing rights and interests of the Seller associated with the Seller’s Audiostocks.com business division (the “AudioStocks Business”) which shall include the trade names “AudioStocks” and “AudioNews;” the rights to the domain name www.Audiostocks.com; the AudioStocks logo; and the Audiostocks.com software program including all related files, documentation, manuals, code and other materials, whether in whole or in part, including any and all modifications, derivative works, and copies of the foregoing, regardless of the form or media in or on which they may exist (the “Seller Intellectual Property”);

 (ii)           all rights, interest and claims to all accounts receivable related to the AudioStocks Business as set forth in Schedule A (collectively the “Accounts Receivable”);

(iii)           all future Net Sales Proceeds1 from the eventual sale of all shares of stock held by the Seller as set forth in Schedule B (collectively the “Seller Securities”); and

(iv)           all of the intangible rights and property of Seller related to the AudioStocks Business, including going concern value, goodwill, websites, URL listings and e-mail addresses; and

(v)           all data and records ("Records") related to the AudioStocks Business, including client and customer lists and records, referral sources, research and development reports and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records;

(b)           "Assumed Liabilities" means all liabilities whatsoever relating to the AudioStocks business to be assumed by Buyer, including those known and unknown, disclosed and undisclosed, contingent, and including, but not limited to, the specific liabilities of Seller set forth in Schedule C.

(c)           "Consent" means any notice to or consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental body or third party.

(d)           "Business Day" means any day other than (a) Saturday or Sunday or (b) any other day on which banks in California are permitted or required to be closed.

(e)           "Governmental Body" means any:

(i)           nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii)           federal, state, local, municipal, foreign or other government;

(iii)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv)           multinational organization or body;

(v)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(vi)           official of any of the foregoing.

(f)           "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

(g)           "Person" means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

ARTICLE II

PURCHASE AND SALE

2.1           Purchase. Upon the terms and subject to the conditions set forth herein, on the Closing Date (as defined herein), Buyer shall purchase from Seller the Assets, and Seller shall sell and convey the Assets to Buyer.

2.2           Transfer of Assets. Upon the terms and subject to the conditions set forth herein, Seller shall, on the Closing Date, sell and transfer to Buyer all right, title and interest of Seller in and to the Assets. Seller shall execute and deliver all additional transfer documents required in order to convey title to all of the Assets. The terms and conditions of the transfer of Assets related to the eventual sale of the Seller Securities and receipt of the Accounts Receivable following the Closing Date shall be governed by Section 6.1 herein.

2.3           Consideration; Assumption of Liabilities. In consideration for the transfer of the Assets, upon the terms and subject to the conditions set forth herein, Buyer shall, on the Closing Date, assume all Assumed Liabilities. Buyer shall execute and deliver all additional documents required in order to effectuate such assumption of Assumed Liabilities. The terms and conditions of the payment of the Assumed Liabilities following the Closing Date shall be governed by Section 6.1 herein.

ARTICLE III

CLOSING

3.1           Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place after the Effective Date and as soon as practicable following the satisfaction of all conditions set forth herein (the "Closing Date").

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants on the date hereof and on the Closing Date that the following representations and warrants are true and correct:

4.1           Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease the properties used in its business and to carry on such business as presently conducted.

4.2           Authorization. This Agreement has been duly authorized, executed and delivered by Seller, and this Agreement is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by principles of equity.

4.3           Intellectual Property.  The Seller Intellectual Property constitutes substantially all of the intellectual property used in or necessary to conduct the AudioStocks Business as conducted prior to the Closing. Buyer expressly acknowledges that they have been noticed that Seller does not own the rights to the Seller Intellectual Property, but rather licenses such rights from certain third parties (the “Third Party Licensors”) pursuant to a licensing agreement (the “Licensing Agreement”). Upon Closing, the Seller and the Third Party Licensors shall deliver to the Buyer an acknowledgment and consent amendment to the Licensing Agreement (the “Licensing Agreement,” a copy of which has been attached hereto as Exhibit A) authorizing and approving of the transfer of licensing rights to the Seller Intellectual Property pursuant to the terms of the Licensing Agreement. The Licensing Rights to the Seller Intellectual Property shall be transferred to the Buyer and shall continue under the same terms of the original Licensing Agreement.

4.4           Brokers. No broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller on the date hereof and on the Closing Date that the following representations and warranties are true and correct:

5.1           Organization; Qualification; Subsidiaries.   Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement. Subsidiary is a newly formed Delaware corporation that has never conducted business.

5.2           Authorization. This Agreement has been duly authorized, executed and delivered by Buyer, and this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by principles of equity.

5.3           No Conflict or Violation; Default. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or result in a breach of or constitute a default under (a) or result in the termination or the acceleration of, or the creation in any Person of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability (each, a "Buyer Contract") to which Buyer is a party or by which it is bound, (b) any provision of the certificate of incorporation or bylaws Buyer, (c) any judgment, order, decree, rule or regulation of any Governmental Body to which Buyer’s business is subject or (d) any applicable laws or regulations. There is no (with or without the lapse of time or the giving of notice or both) violation or default or, to the knowledge of Buyer, threatened violation or default of or under any Buyer Contract.

5.4           Compliance with Laws.  Buyer’s business has at all times been conducted and is currently in compliance with all applicable laws, regulations, rules ordinances, bylaws, orders and determinations of any Governmental Body, including those related to the environment or health and safety, and whether existing on or prior to the date hereof or subsequently amended, enacted or promulgated.

5.5           Consents.  No Consent is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated herein.

5.6           Litigation. There is no claim, action, suit, proceeding, or investigation pending or, to the knowledge of Buyer threatened against Buyer or its directors, officers, agents or employees (in their capacity as such) relating to Buyer’s business, its assets or any properties or rights of Buyer’s business or that is reasonably likely to adversely affect the transactions contemplated hereby. There are no orders, writs, injunctions or decrees currently in force against Buyer or its directors, officers, agents or employees (in their capacity as such) with respect to the conduct of Buyer’s business.

5.7           Brokers. There is no investment banker, broker, finder, financial advisor or other person which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Payment of Assumed Liabilities.  Following the Closing and assumption of Assumed Liabilities, Buyer hereby covenants and agrees as follows:

(a)            Payment of Assumed Liabilities from Future Buyer Revenues.   Subsequent to Closing, Buyer’s future gross revenues from all business and financing operations (the “Future Revenues”) shall be allocated directly towards the payment of the Assumed Liabilities. The priority of payment of each individual liability of the Assumed Liabilities from the Future Revenues shall be payable to according to the priority schedule listed in Schedule C. Buyer shall provide Seller with an accounting of all Future Revenues on a quarterly basis beginning December 31, 2008 or at anytime upon demand by Seller. In the event the Buyer does not deliver any portion of the Future Revenues in accordance with the terms herein, Seller shall have the exclusive right to retain from the Accounts Receivable amount due to the Buyer as described in Section 6.1(b) below, the dollar amount of such Future Revenues that should have been applied to the Assumed Liabilities from such Future Revenues.

(b)           Payment of Assumed Liabilities from Accounts Receivable.   Due to the difficulties associated with the valid transfer of the Accounts Receivable from the Seller to the Buyer, the Parties hereby agree that such Accounts Receivable shall remain in the Seller’s name as nominee for the benefit of the Buyer. Following the eventual and final receipt, if any, of the Accounts Receivable, the Seller shall deliver 100% of funds from such Accounts Receivable directly towards the payment of the Assumed Liabilities. The priority of payment of each individual liability of the Assumed Liabilities from the receipt of the Accounts Receivable, if any, shall be payable to according to the priority schedule listed in Schedule C.

(c)           Payment of Assumed Liabilities from Seller Securities.   Due to the difficulties associated with the valid transfer of the Seller Securities from the Seller to the Buyer, the Parties hereby agree that such Seller Securities shall remain in the Seller’s name as nominee for the benefit of the Buyer. Following the eventual and final sale of the Seller Securities and receipt of the Net Sales Proceeds (“Net Sales Proceeds” shall equal the gross proceeds received from the sale of the Seller Securities, less reasonable brokerage commissions and related fees, including reasonable legal and accounting fees.thereunder) if any, the Seller shall deliver 100% of the Net Sales Proceeds from the sale of such securities directly towards the payment of the Assumed Liabilities. The priority of payment of each individual liability of the Assumed Liabilities from the Net Sales Proceeds from the sale of the Seller Securities, if any, shall be payable to according to the priority schedule listed in Schedule C.

(d)           Reversion of Assets.  In the event the Assumed Liabilities are not completely satisfied within thirty six (36) months following the Closing Date from funds pursuant to Section 6.1 (a) thru (c) herein, or in the event of a breach of any section or term of this Agreement by the Buyer the Assets shall automatically revert back to the Seller (an “Asset Reversion”); provided, however, in the event of an Asset Reversion, as compensation for the use of the Assets for the period following the Closing and prior to an Asset Reversion, the Purchaser shall remain liable for the payment of all Assumed Liabilities and any and all Assumed Liabilities due and payable to any officer, director or employee of the Buyer shall automatically be forgiven.

“Net Sales Proceeds” shall equal the gross proceeds received from the sale of the Seller Securities, less reasonable brokerage commissions and related fees, including reasonable legal and accounting fees.

6.2           Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the sale of the Assets to Buyer and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from all Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body; (ii) obtaining all necessary Consents; (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No Party shall consent to any voluntary delay of the consummation of the sale of the Assets at the behest of any Governmental Body without the consent of the other Parties to this Agreement, which consent shall not be unreasonably withheld.

(b)           Each Party hereto shall use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement or which could reasonably be expected to impede, interfere with, prevent or delay in any material respect, the sale of the Assets.

6.3           Public Announcements. Neither Buyer nor Seller shall issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other Party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of the NASDAQ national market ("NASDAQ").

6.4           Employees and Employee Benefits.

(a)           Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller for its AudioStocks Business who are employed exclusively in Seller's AudioStocks Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)           Employment of Active Employees by Buyer.

(i)           Buyer is not obligated to hire any Active Employee but may interview all Active Employees for employment purposes. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Active Employees"). Subject to Legal Requirements, Buyer will have reasonable access to the Seller's office and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.

(ii)           It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this Section 6.4 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

6.5           Retention Records and Access. After the Effective Date, Buyer shall retain for a period of ten (10 years, those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements. After the Effective Date, Seller shall provide Buyer and its representatives reasonable access to Records, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1           Termination. Subject to Section 7.2 herein, this Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of Buyer and Seller;

(b)           by Seller if the Buyer shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement; or

(c)           by Seller if any court or other Governmental Body having jurisdiction over a Party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the sale of the Assets and such order, decree, ruling or other action shall have become final and nonappealable;

7.2           Waiver. At any time prior to the Closing, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE VIII

INDEMNIFICATION

8.1           Indemnification by Buyer. The Buyer agrees to indemnify the Seller and hold harmless against any losses, claims, damages or liabilities incurred by the Seller, in connection with, or relating in any manner, directly or indirectly, to the Seller in connection with this Agreement, unless it is determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the Seller’s gross negligence, willful misconduct, dishonesty or fraud. Additionally, the Buyer agrees to reimburse the Seller immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Seller in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, from the Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). The Buyer further agrees that the indemnification and reimbursement commitments set forth in this section shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Seller and their heirs, legal representatives, successors and assigns. The provisions set forth in this section shall remain in full force and effect for 120 months thereafter, at which time all such claims shall terminate except such claims notice of which has been given to Seller prior to the expiration of such period.

ARTICLE IX

MISCELLANEOUS

9.1           Expenses. Seller and Buyer shall each pay all costs and expenses incurred by it on its behalf, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their financial consultants, accountants and legal counsel.

9.2           Notices. All notices, requests, demands and other communications given hereunder shall be in writing and delivered personally or by overnight courier to the Parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

If to Seller: AudioStocks, Inc. 2038 Corte del Nogal, Suite 110 Carlsbad, California 92011 Fax- 760-804-8845	If to Parent or Subsidiary: DAO Information Systems, LLC 15818 SweetRose Place Houston, Texas 77095 Fax- 832-202-2474

All notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier or telex (promptly confirmed in writing), addressed as set forth above. Each of the Parties shall hereafter notify the other in accordance with this section of any change of address or telecopy number to which notice is required to be mailed.

9.3           Necessary Acts.  Each Party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

9.4           Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different Parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.5           Entire Agreement; Modifications; Waiver.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it. This Agreement supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

9.6           Headings. The headings contained in this Agreement and in the Schedules and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Assignment. This Agreement shall be binding upon the respective successors and assigns of the Parties hereto. This Agreement may not be assigned by any Party hereto without the prior written consent of the Seller.

9.8           Governing Law.  The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its choice of law principles) as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.  EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN NORTH COUNTY OF SAN DIEGO, CALIFORNIA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

9.9           Attorneys’ Fees.  Should any Party hereto employ an attorney for the purpose of enforcing or constituting this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other Party or Parties thereto reimbursement for all reasonable attorneys’ fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding.

9.10           Specific Performance.  The Parties hereby acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall have the right to demand specific performance of the terms, and each of them, of this Agreement.

9.11           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.12           Conflicts of Interest.  The Parties shall exercise their best efforts to make the other party aware of any conflicts of interest that exist, including any conflicts of interest related to any other business or entity that a Party beneficially owns or controls. Such conflicts of interest known as of the Effective Date herein have been disclosed in Exhibit B. Disclosure, acknowledgment and waiver of future discovered or created conflicts of interest may be made in writing or through oral communication.

9.13           Joint Drafting and Exclusive Agreement.  This Agreement is the only Agreement executed by and between the Parties related to the subject matter described herein.  There are no additional oral agreements or other understandings related to the subject matter described herein.  This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement.  The Parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement.  The Parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other Party, in any way relating to the subject matter of this Agreement.

9.14           Acknowledgments and Assent.  The Parties acknowledge that they have been given at least ten (10) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement.  The Parties may revoke this Agreement for a period of three (3) calendar days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period.  The Parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.  A facsimile copy of this Agreement shall have the same legal effect as an original of the same.

9.15           Incorporation of Exhibits and Schedules. The Exhibits and Schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the day and year first above written.

SELLER: AudioStocks, Inc. /s/ Luis J. Leung ____________________________ By: Luis J. Leung Its: President	PARENT: DAO Information Systems, LLC /s/ Luis J. Leung ____________________________ By: Luis J. Leung Its: Managing Member
SUBSIDIARY: DAO Information Systems, Inc. /s/ Luis J. Leung ____________________________ By: Luis J. Leung Its: President
Luis J. Leung /s/ Luis J. Leung ____________________________ By: Luis J. Leung An individual

SCHEDULES

SCHEDULE A

Cash Accounts Receivable

Accounts Receivable	Amount Due	Receivable Description

China Broadband, Inc	$11,000.00	Service Contract
International Coastal Biofuels, Inc	5,000.00	Service Contract
Physicians Adult Daycare, Inc	2,120.00	Press Releases

SCHEDULE B

Seller Securities

Issuer	Symbol	Number of Shares

Mezey Howarth Racing Stables, Inc.	MZYH	5,000
American Scientific Resources, Inc.	ASFX	200,000
Biogold Fuels Corporation	BIFC	58,750
Stimulated Environment Concepts, Inc.	SMEV	2,500,000
Davi Skin, Inc.	DAVN	304,500
XXIS Corporation	XXIS	200,000
XXIS Corporation	XXIS	200,000
Physicians Adult Daycare, Inc.	PHYA	2,500,000
Physicians Adult Daycare, Inc.	PHYA	1,000,000
Sparrowtech Resources, Inc.	SPMC	750,000
Lantis Laser, Inc.	LLSR	19,000
Smart SMS Corporation	STMC	19,000
North American Energy Group Corporation	NNYR	95,000
B2Digital, Inc.	BTDG	5,475
Prime Companies, Inc.	PRMC	11,400
Luvoo International, Inc.	LUVT	350,000
JC Data Solutions, Inc.	JCDS	342,000

SCHEDULE C

Assumed Liabilities

The below chart represents the Assumed Liabilities assumed by the Seller in connection with the Agreement as of the Effective Date. All payments to be made and applicable to the Assumed Liabilities pursuant to Section 6.1 (the “Assumed Liability Payments”) herein shall be payable to the individuals or entities below as follows:

Class 1 Assumed Liability Payments- All Assumed Liability Payments shall initially be made to the Class 1 individuals or entities based upon the priority of listing from top to bottom in the chart below. For example, if the initial Assumed Liability Payment totaled $42,000, the first $27,461.25 would be paid directly to Chisholm, Bierwolf & Nilson, LLC, the next $18,504.67  would be paid to Luis J. Leung,  and the remaining $114.08 would be used to pay down a portion of the $81,963.37 owed to Black Forest International, LLC.

Class 2 Assumed Liability Payments- Following the payment of all Class 1 Assumed Liabilities, all Assumed Liability Payments shall next be made to the Class 2 individuals or entities on a pro rata basis based upon the chart below. For example, if the Assumed Liability Payment due and owing to the Class 2 individuals or entities totaled $100,000, $91,781.33 would be paid directly to BCGU, LLC and $8,218.66 would be paid directly to Luis J. Leung.

Class 3 Assumed Liability Payments- Following the payment of all Class 2 Assumed Liabilities, all Assumed Liability Payments shall next be made to the Class 3 individuals or entities on a pro rata basis based upon the chart below.

The priority of any Assumed Liability Payment may be amended upon written consent by both Parties.

Class	Debtor/Vendor	Amount Owed (US $)	Debt Description

Class 1	Chisholm, Bierwolf & Nilson, LLC	$27,461.25	Audit
	Luis J. Leung	18,504.67	Credit Advances
	Black Forest International, LLC	81,963.37	Notes Payable
Class 2	BCGU, LLC	242,894.34	Licensing Fees related to contracts
	Luis J. Leung	21,750.25	Officer Bonus related to contracts

Class 3	The Company Corporation	225.00	Corporate Maintenance
	Ronald Garner	3,750.00	Accrued Compensation
	Paychex, Inc	279.14	Payroll Service
	American Express	2,866.39	Credit Card
	Business Wire, Inc.	6,005.00	Press
	Doty Scott Enterprises, Inc.	2,500	Bookkeeping
	IKON Financial Services, Inc.	662.19	Office Support
	Marketwire, Inc.	140.00	Press
	Quotemedia, Inc.	1,100	Technology Support
	Softmart, Inc.	249.00	Office Support

EXHIBIT A

Licensing Agreement

EXHIBIT B

Conflicts of Interest

As of the Effective Date, the following possible conflicts of interests exist in relationship to the Agreement:

1.	Luis J. Leung.

Mr. Leung is currently President, Secretary, Treasurer and sole Director of AudioStocks, Inc. In addition, Mr. Leung is currently the Managing Director of DAO Information Systems, LLC and President, Secretary, Treasurer and sole Director of DAO Information Systems, Inc.

Mr. Leung has provided certain IT and technology related advisory services to the Third Party Licensors. Mr. Leung has received no compensation for such services.